Exhibit 5.1

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

April 3, 2015	direct dial 202 508 5852 direct fax 202 204 5614 eolifer@kilpatricktownsend.com

Board of Directors

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Community Financial Shares, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”): (i) 631,000 shares of Company common stock (the “Common Shares”) that previously issued by the Company to the Selling Shareholders (as such term is defined in the Registration Statement); (ii) 119,200 shares of common stock issuable to the Selling Shareholders (or their permitted assigns) upon the conversion of shares of the Company’s voting Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) previously issued by the Company to the Selling Shareholders; and (iii) 871,900 shares of common stock issuable to the Selling Shareholders (or their permitted assigns) upon the conversion of shares of the Company’s non-voting Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) previously issued by the Company to the Selling Shareholders.

In the preparation of this opinion, we have reviewed originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the State of Maryland.

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Board of Directors

Community Financial Shares, Inc.

April 3, 2015

For purposes of this opinion, we have assumed that, prior to the sale of the Common Shares or any shares of common stock issuable upon the conversion of the shares of Series C Preferred Stock or Series D Preferred Stock, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that (i) the Common Shares and the shares of Series C Preferred Stock and Series D Preferred Stock are validly issued, fully paid and nonassessable and (ii) upon the conversion of the shares of Series C Preferred Stock and Series D Preferred Stock, the underlying shares of common stock will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Kilpatrick Townsend & Stockton LLP

/s/ Edward G. Olifer
Edward G. Olifer, a Partner